F O R M  4                U.S. SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549
[ ]  Check this box if                       OMB APPROVAL
     no longer subject                       OMB Number                3235-0287
     to Section 16                           Expires:             April 30, 1997
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                Filed pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the Public
                     Utility Holding Company Act of 1935 or
                Section 30(f) of the Investment Company Act 1940
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1.Name and Address of    2.Issuer Name and Ticker    6.Relationship of Reporting
  Reporting Person*        or Trading Symbol           Person to Issuer (check
                                                       all Applicable)
                          BeautiControl Cosmetics,
                          Inc. (BUTI)

Jim Sowell Construction Co., Inc.                                    October 1998           Director    X 10% Owner
---------------------------------------  -----------------------    -----------------   ---            ---
     (Last)                (First)  (MI)    3.IRS or Soc.Sec.No.       4.Statement for     Officer           Other
                                                                                        ---               ---
                                              of Reporting Person        Month/Year     (Give title   (specify below)
                                              (Voluntary)                               below)

3131 McKinney Avenue, Suite 200
---------------------------------------------------------                               -------------------------------
     (Street)                                                        ----------------
                                                                       5.If Amendment,      7.Individual or Joint/Group
                                                                         Date of Original     Filing (Check Applicable
Dallas                   TX             75204                            (Month/Year)                         Line)
--------------------------------------------------------
     (City)                (State)          (Zip)
                                                                                                  Form filed by One
                                                                                              ---
                                                                                              Reporting Person

                                                                                                X  Form filed by More
                                                                                               ---
                                                                                              than One Reporting Person

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 Table I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
--------------------------------------------------------------------------------

1. Title of Security                        2. Transaction             3. Transaction       4. Security Acquired (A)
     (Inst.3)                                  Date                       Code                 or Disposed of (D)
                                               (Month/                    (Instr.8)            (Inst.3, 4 & 5)
                                               Day/Yr)                    _________________________________________
                                                                                                          (A)
                                                                          Code    V            Amount     (D)  Price

Common Stock                                     10/1/98                   P                   13,800      A     $6.75
-----------------------------------------  -------------------          ------- -----  ----------------  ----  ---------

                                                 10/5/98                   P                    5,000      A     $6.00
-----------------------------------------  -------------------          ------- -----  ----------------  ----  ---------


-----------------------------------------  -------------------          ------- -----  ----------------  ----  ---------


-----------------------------------------  -------------------          ------- -----  ----------------  ----  ---------

-----------------------------------------  -------------------          ------- -----  ----------------  ----  ---------

-----------------------------------------  -------------------          ------- -----  ----------------  ----  ---------


5.  Amount of Securities                    6.  Ownership Form                          7.  Nature of Indirect
     Beneficially Owned at                      Direct (D) or                               Beneficial Ownership
     at End of Month                            Indirect (I)                                (Inst. 4)
     (Inst. 3 & 4)

                                                  D
---------------------------------------      ------------------------------             -----------------------------
1,620,033                                         D
---------------------------------------      ------------------------------             -----------------------------

---------------------------------------      ------------------------------             -----------------------------

---------------------------------------      ------------------------------             -----------------------------

---------------------------------------      ------------------------------             -----------------------------

Reminder: Report on a separate line for each class securities owned directly or indirectly. *If the form is filed by more than one reporting person, see
Instruction 4(b)(v).                                                 Page 1 of 4

Page 2

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             Table II - Derivative Securities Acquired, Disposed of,
                    or Beneficially Owned (e.g., puts, calls,
                    warrants, options, convertible security)
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1. Title of                                   2. Conversion            3. Transaction            4. Transaction
   Derivative                                    or Exercise              Date (Month              Code
   Security                                      Price of                 (Day/Year)               (Instr. 8)
   (Instr.3)                                     Derivative
                                                 Security                                           Code   V

Grant of call option (obligation to sell)         $6.75                  10/01/98                     S
------------------------------------------     --------------------    ----------------          ---------------

Grant of call option (obligation to sell)         $6.00                  10/05/98                     S
------------------------------------------     --------------------    ----------------          ---------------

------------------------------------------     --------------------    ----------------          ---------------

------------------------------------------     --------------------    ----------------          ---------------

------------------------------------------     --------------------    ----------------          ---------------

------------------------------------------     --------------------    ----------------          ---------------



5.  Number of Derivative                    6. Date Exercisable                 7.  Title & Amount of
     Securities Acquired                       & Expiration Date                    Underlying Securities
     (A) or Disposed of (D)                    (Mon./Day/Year)                      (Inst. 3 & 4)
     (Instr. 3, 4 & 5)

-------------------------------------------------------------------------------------------------------------------
       (A)             (D)                  Date          Expiration                 Title        Amount or number
                                            Exercisable   Date                                    of Shares

                         1                   10/1/98        10/4/98            Common Stock         6,900
-----------------  -----------------        ------------ --------------         --------------    -----------------
                         1                   10/5/98        10/8/98            Common Stock         2,500
-----------------  -----------------        ------------  -------------         --------------    -----------------

-----------------  -----------------        ------------  -------------         --------------    -----------------

-----------------  -----------------        ------------  -------------         --------------    -----------------





8. Price of Derivative     9. Number of Derivative Securities     10. Ownership Form of       11. Nature of Indirect
   Security (Inst.5)          Beneficially Owned at end of            Derivative Security         Beneficial
                              Month (Instr. 4)                        Direct (D) or               Ownership (Instr.4)
                                                                      Indirect (I) (Instr.4)

     $0                            0
-----------------------    -----------------------------------    --------------------------  ------------------------
     $0                            0
-----------------------    -----------------------------------    --------------------------  ------------------------

-----------------------    -----------------------------------    --------------------------  ------------------------

-----------------------    -----------------------------------    --------------------------  ------------------------

Explanation of Responses

(1) Establishment of a put equivalent position




                                                                                /s/ Keith Martin                   11/3/98
**Intentional misstatements or omissions of facts constitute Federal            ------------------------------------------
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                  Keith Martin                       Date
                                                                                Executive Vice President

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMD Number.

                                                                    Page: 2 of 4

                            Joint Filer Information


Name:          James E. Sowell

Address:       3131 McKinney Avenue, Suite 200
               Dallas, Texas   75204

Designated Filer:   Jim Sowell Construction Co., Inc.

Issuer & Ticker Symbol:  BeautiControl Cosmetics, Inc. (BUTI)

Date of Event
     Requiring Statement:  10/1/98, 10/5/98

Nature of Beneficial Ownwership:   I - by Jim Sowell Construction Co., Inc. and
                                       by Spouse

Signature:     /s/ James E. Sowell
               -------------------

                            Joint Filer Information


Name:          Elizabeth S. Sowell

Address:       3131 McKinney Avenue, Suite 200
               Dallas, Texas   75204

Designated Filer:   Jim Sowell Construction Co., Inc.

Issuer & Ticker Symbol:  BeautiControl Cosmetics, Inc. (BUTI)

Date of Event
     Requiring Statement:  10/1/98, 10/5/98

Nature of Beneficial Ownwership:   I - by Jim Sowell Construction Co., Inc. and
                                       by Spouse

Signature:     /s/ Elizabeth S. Sowell
               -----------------------


                                  Page 4 of 4